Exhibit 99.1

Horsehead Holding Corp. Reports Fourth Quarter 2012 Results

PITTSBURGH--(BUSINESS WIRE)--February 20, 2013--Horsehead Holding Corp. (Nasdaq: ZINC) reported a consolidated net loss of $(11.2) million, or $(0.25) per diluted share, for the fourth quarter of 2012, compared to a consolidated net loss for the fourth quarter of 2011 of $(12.7) million, or $(0.29) per diluted share. Consolidated net earnings, excluding non-cash charges associated with hedges, impairment charges and bargain purchase gains, were $0.9 million for the fourth quarter of 2012, or $0.02 per diluted share, compared to a net loss of $(4.4) million, or $(0.10) per diluted share, for the fourth quarter of 2011.

“While our reported results continue to be impacted by lower zinc prices and asset write-off charges associated with the impending closure of the Monaca facility and the cost of hedge protection related to our new zinc plant project in North Carolina, the underlying operating performance of our businesses continued to improve in the fourth quarter of 2012. Earnings adjusted for non-cash charges increased $5.3 million, or $0.12 per share, compared with the prior year’s quarter. Compared with the same quarter last year, our EAF dust recycling facilities processed 23% more dust despite lower steel industry output. Smelter output was 5% higher than during the fourth quarter of 2011 and 11% higher than during the third quarter of 2012. Our shipments of zinc products were up 10% compared to the same quarter last year and 5% higher than the third quarter of 2012. On a full year basis, the Monaca smelter produced 146,000 tons of zinc, the highest level in our company’s history. Along with these improvements, we realized a lower conversion cost per pound of zinc at both our recycling plants and our smelter,” said Jim Hensler, President and Chief Executive Officer. “We are also pleased with the smooth integration of Mitsui Zinc Powders, which we acquired during the quarter.”

“Construction of our new zinc plant project in Rutherford County, North Carolina continues to be on schedule for 'first zinc' production in the second half of this year. Our estimate of the total construction cost for the project continues to be approximately $415 million,” Hensler said. “We have also progressed with our expansion plans at Zochem.”

Fourth Quarter Highlights

Compared to the same quarter last year:

  Zinc product shipments, which included a full quarter of Zochem, increased 4,115 tons, or 10%, to 46,312 tons for the quarter.
  EAF dust receipts increased 12% and dust volume processed increased 23%, reflecting the new service contracts entered into over the past twelve months.
  The LME zinc price averaged $0.88/lb for the fourth quarter of 2012, compared to $0.86/lb for the fourth quarter of 2011. The LME nickel price averaged $7.70/lb for the fourth quarter of 2012 compared to $8.30/lb for the fourth quarter of 2011.
  Net sales, excluding $4.1 million related to non-cash hedge charges for the current quarter, were $110.6 million compared to $109.1 million for the fourth quarter of 2011, after adjusting for $8.8 million in non-cash hedge charges for the prior year quarter. Price realization for zinc products on a zinc-contained basis reflected a $0.15/lb premium to the average LME zinc price for the quarter compared to a $0.14/lb premium in the prior year quarter.
  Cost of sales, excluding asset impairment charges, declined $8.2 million to $95.5 million, as the effect of higher shipment levels was more than offset by increased use of EAF dust-based feed and lower unit conversion costs. EAF dust-based feed made up 77.7% of the feed mix for the smelter during the most recent quarter compared to 76.9% for the same quarter last year.
  An impairment charge of $16.0 million, before taxes, was taken related to the Monaca, PA facility to partially adjust the net book value of its assets for the potential closure of the facility in connection with the expected future start-up of the new zinc plant in North Carolina. This charge during the quarter resulted from management’s increased expectation that Shell exercises its purchase option and that the Monaca facility shuts down by the end of 2013. The Company also concluded that the power plant would no longer be under care and maintenance. The remaining net book value of the assets at the Monaca facility was approximately $24 million as of December 31, 2012.
  A pre-tax bargain purchase gain, related to the acquisition of Mitsui Zinc Powders, of $1.8 million was recorded during the quarter. We had a bargain purchase gain of $4.9 million in the prior year’s fourth quarter associated with the acquisition of Zochem.
  Adjusted EBITDA(1) was $10.9 million for the quarter compared to $(0.3) million for the same quarter last year, reflecting primarily the effect of production and shipment volume improvements, cost improvements and higher realization of sales price premiums. Adjusted EBITDA was $40.7 million for the year ended December 31, 2012 compared to $63.3 million for 2011, reflecting primarily the effect of lower commodity prices.
  Cash on hand at the end of the quarter was $244.1 million. Capital spending was $77.6 million for the quarter and $184.5 million for the year ended December 31, 2012. In addition, we had $51.3 million of unused availability under our revolving credit facilities at the end of the quarter. We finalized a new $21.2 million export credit financing arrangement during the quarter, with $9.8 million of borrowings and $11.4 million of unused capacity as of December 31, 2012. We also added a new $15 million credit facility at Zochem during the quarter to support our planned capacity expansion plans at that facility.
  Zinc put options were acquired during the quarter to extend the volumes hedged at an $0.85/lb strike price through the end of 2013.

Shipments and Production Data
	Quarter ended Dec 31,		Twelve months ended Dec 31,
	2012	2011	2012	2011
Zinc production - tons	44,819	40,326	174,417	141,656
Zinc product shipments - tons	46,312	42,198	189,044	151,997
Zinc contained - tons	42,110	38,402	170,123	139,515
Net sales realization
Zinc products - per lb	$0.94	$0.91	$0.94	$1.01
Zinc products -per lb zinc contained	$1.03	$1.00	$1.04	$1.10
EAF dust receipts - tons	143,491	128,405	624,441	534,241
Nickel remelt alloy shipments - tons	5,689	6,960	27,802	27,899
LME average zinc price - per lb	$0.88	$0.86	$0.88	$0.99
LME average nickel price - per lb	$7.70	$8.30	$7.95	$10.36

Business Outlook

Hensler added, “Steel industry capacity utilization was lower than in the fourth quarter of 2011. According to industry sources, steel industry capacity utilization averaged 71% during the quarter compared with 74.5% during the prior year’s fourth quarter. This was the lowest capacity utilization level for a quarter since 2010. Despite the lower steel production levels, EAF dust receipt levels increased 11.7% compared with the fourth quarter of the prior year as a result of new dust contracts entered into in 2012. Dust receipts declined by 6.4% compared with the third quarter of 2012. As a result of the lower dust receipt levels and improvements in kiln uptime realized in the fourth quarter, we idled one kiln in October and a second kiln intermittently since December. Dust receipt levels began to increase in January, requiring the restart of both kilns in early February to maintain customer service levels.

“We had another solid production quarter at the Monaca zinc smelter. We are very pleased with this recent performance and hope to continue at this pace, recognizing that the task may be more challenging given the potential increase in employee turnover as we approach the wind down of this facility toward the end of 2013.”

Shell Chemical LP and Horsehead agreed to an amendment to their Option and Purchase Agreement that extends by six months, until June 30, 2013, the period of time during which Shell can perform its evaluation of the Monaca site. Shell continues to evaluate the property as the potential site of its new ethane cracking facility. If exercised, Horsehead would be required to vacate the site by no later than April 30, 2014.

“Zochem made another positive contribution to earnings during the quarter. Phase I of our plan to expand capacity at the Brampton, Ontario facility is on schedule to be completed by the end of the first quarter of 2013. Work has started on Phase II, which includes the addition of a seventh muffle furnace expected to be completed prior to the closure of the zinc oxide refinery in Monaca. We are also in the final stages of qualifying the Zochem location to supply zinc oxide to the customers currently supplied by the refinery. The price increase for zinc oxide that we announced in the third quarter of 2012 for contract customers was negotiated during the fourth quarter of 2012 and is expected generally to be realized on oxide sales in 2013.

“Demand for zinc products from our Monaca location remained steady during the quarter. Shipments increased by 5% compared with the third quarter of 2012, reflecting both solid demand in our end markets and the restart of our two SSHG zinc columns that were being rebuilt during the third quarter. We expect to continue to operate our full complement of six zinc smelting furnaces in the first quarter of 2013. It is anticipated that we will build some inventory of zinc products, particularly metal, during the first three quarters of 2013 to allow us to serve the market during the ramp up of the North Carolina facility during the fourth quarter. We expect to realize higher metal premiums this year.

“INMETCO’s results for the quarter, though positive, were impacted by their annual maintenance outage and by the fire which we reported on previously. The planned outage was only extended by one day beyond the original schedule as a result of the fire, but we were not able to operate at full capacity until mid-December because power was not fully restored to some ancillary operations. We expect all of the repairs to be completed by the end of the first quarter of 2013. We have implemented better controls for handling and storing lithium batteries in order to mitigate the risk of similar damage in the future. We reached an agreement with our insurance carriers for a partial settlement of $2 million less our deductible of $0.5 million, which we recorded in the fourth quarter of 2012. We are pleased to report that we entered into a tolling agreement with Outokumpu to begin processing EAF dust and other nickel-bearing waste from their new Calvert, AL stainless steel production operation that started-up during the fourth quarter of 2012. We also entered into a tolling agreement with North American Stainless that formalized and expanded our previous informal relationship with them. As a result of these new agreements and slightly stronger conditions at some stainless steel producers, we anticipate an increase in receipts of nickel-bearing waste materials in the first quarter of 2013.

“We are entering the final stages of construction on our new zinc plant project in Rutherford County, North Carolina. Recruiting of employees for the facility has begun. We have hired nearly all of the key management and technical positions for the site. We expect to begin hiring and training the first phase of supervisory and skilled positions before the end of the second quarter of 2013. This facility is expected to employ about 250 people.”

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Wednesday, February 20, 2013, at 11:00 am EST to discuss its fourth quarter. Dial-in instructions are as follows.

Dial-In Numbers:
United States: (877) 209-9922
International: (612) 332-0802

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at https://im.csgsystems.com/cgi-bin/confCast. Enter Conference ID# 280283 then click Go.

A replay of the call will be available beginning at 1:00 pm EST on Wednesday, February 20, 2013 and ending on Wednesday, February 27, 2013 at 11:59 pm EST. Dial in instructions for the replay are as follows.

Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 280283

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,100 people and currently has seven production and recycling facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, future operating levels and liquidity, proposed initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions or unexpected production disruptions on our results of operations, our future operating costs and production levels and our expansion plans and initiatives, our ability to achieve the benefits we expect to achieve from the new zinc plant once fully operational, the ultimate cost to construct the new plant and our ability to finance these costs and maintain adequate liquidity, our ability to obtain environmental and regulatory permits and approvals, and the success and timing of our expansion plans and initiatives and their impact on our future capabilities, capacity and production costs and our financial results. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Quarter ended Dec 31,		Twelve months ended Dec 31,
	2012	2011	2012	2011

Net sales	$106,441	$100,335	$435,666	$451,180
Cost of sales (excluding depreciation and amortization)	112,991	113,517	434,057	387,748
Insurance claim income	1,500	-	1,500	10,347
Gross profit (excluding depreciation and amortization)	(5,050)	(13,182)	3,109	73,779
Depreciation and amortization	8,036	6,135	26,193	22,025
S G & A expenses	4,489	7,147	20,882	22,942
(Loss) income from operations	(17,575)	(26,464)	(43,966)	28,812
Interest expense	2,728	970	7,864	3,324
Interest and other income	1,543	514	2,694	1,948
Bargain Purchase of Business	1,781	4,920	1,781	4,920
(Loss) income before taxes	(16,979)	(22,000)	(47,355)	32,356
Income tax (benefit) provision	(5,822)	(9,296)	(16,928)	10,902
Net (loss) income	$(11,157)	$(12,704)	$(30,427)	$21,454

(Loss) earnings per diluted share	$(0.25)	$(0.29)	$(0.69)	$0.49

Weighted average diluted shares outstanding	43,954	44,060	43,841	44,161

Adjusted EBITDA (1)	$10,926	$(308)	$40,651	$63,347

Balance Sheet Items

	December 31, 2012	December 31, 2011
	(unaudited)
Cash and equivalents	$244,119	$188,500
Other current assets	137,182	144,681
Property, plant and equipment, net	405,222	260,052
Other assets	25,305	38,259
Total assets	$811,828	$631,492

Current liabilities	$115,730	$72,251
Long-term debt	263,334	79,663
Other long-term liabilities	49,483	67,327
Stockholders’ equity	383,281	412,251
Total liabilities and stockholders’ equity	$811,828	$631,492

Segment Information (unaudited)

	Quarter ended Dec 31, 2012				Twelve months ended Dec 31, 2012
	Zinc Products	Nickel Products	Corporate, eliminations and other	Total	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$95,053	$11,530	$(142)	$106,441	$379,887	$56,833	$(1,054)	$ 435,666
(Loss) income before taxes	(17,854)	3,125	(2,250)	(16,979)	(56,765)	15,048	(5,638)	(47,355)
	Quarter ended Dec 31, 2011				Twelve months ended Dec 31, 2011
	Zinc Products	Nickel Products	Corporate, eliminations and other	Total	Zinc Products	Nickel Products	Corporate, eliminations and other	Total
Net sales	$87,068	$13,591	$(324)	$ 100,335	$389,767	$62,477	$(1,064)	$ 451,180
(Loss) income before taxes	(21,676)	1,176	(1,500)	(22,000)	16,684	18,593	(2,921)	32,356

(1) Adjusted EBITDA is a non-GAAP financial measure. Management uses adjusted EBITDA to help it evaluate performance and to compare current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of adjusted EBITDA to net (loss) income:

	Quarter ended Dec 31,		Twelve months ended Dec 31,
	2012	2011	2012	2011

Net (loss) income	$(11,157)	$(12,704)	$(30,427)	$21,454
Non-cash hedge adjustments	4,130	9,520	30,642	(271)
Non-cash compensation expense	369	704	2,477	2,984
Impairment of assets - Monaca	15,966	9,797	25,305	9,797
Income tax (benefit) provision	(5,822)	(9,296)	(16,928)	10,902
Interest expense	2,728	970	7,864	3,324
Interest and other income	(3,324)	(5,434)	(4,475)	(6,868)
Depreciation and amortization	8,036	6,135	26,193	22,025
Adjusted EBITDA	$10,926	$(308)	$40,651	$63,347

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, Vice President & CFO, 724-773-9000